DATED June 17, 2019
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, FLOATING RATE NOTES DUE 2020

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, Floating Rate Notes Due 2020
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	June 17, 2019
Settlement Date (Original Issue Date):	June 19, 2019
Maturity Date:	June 19, 2020
Principal Amount:	$500,000,000
Price to Public (Issue Price):	100.000%
Dealer’s Commission:	0.075% (7.5 basis points)
All-in-price:	99.925%
Net Proceeds to Issuer:	$499,625,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+10.0 basis points (0.100%)
Index Maturity:	Three Months
Interest Rate Calculation:	3 Month USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 19th of September, December and March prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 19th of September, December, March and June, commencing September 19, 2019 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Bookrunner:	Citigroup Global Markets Inc. (100.000%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913Q2Y4

Other Provisions:
Notice to European Economic Area Investors
This communication has been prepared on the basis that any offer of notes in any member state of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this communication may only do so with respect to Qualified Investors.  Neither the Issuer nor the manager has authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Notice to Swiss Investors
The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Neither this communication nor any pricing supplement, prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus according to the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors provided there is no publicity for the notes in Switzerland and no Swiss prospectus requirements are triggered. This communication and any pricing supplement, prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this communication and the accompanying prospectus, prospectus supplement and pricing supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146.

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